Officer Change of Control Agreement - Joseph F Bodanza



                                    AGREEMENT

           This Agreement by and between Eastern Enterprises, a Massachusetts business trust with its principal offices in Weston, Massachusetts ("Eastern"), Boston Gas Company, a corporation with its principal offices in Boston, Massachusetts ("Boston Gas") and Joseph F. Bodanza (the "Executive"), is entered into as of the 22nd day of September, 1999, and amends and supersedes in its entirety the agreement between the parties dated July 22, 1998:

                             W I T N E S S   T H A T:

           WHEREAS the Executive is an executive employee of Boston Gas; and

           WHEREAS the Board of Trustees of Eastern (the "Board") and the Board of Directors of Boston Gas (the "Boston Gas Board") have determined that it is in the best interests of Eastern, Boston Gas, Eastern's shareholders and the Executive to assure continuity in the management of Boston Gas's administration and operations by entering into an agreement to provide the Executive with certain assurances pertaining to compensation and benefits in the event that a Change of Control, as defined below, should be under consideration or should have occurred.

           NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

           1. EMPLOYMENT. Boston Gas agrees that from and after the Effective Date as hereinafter defined it shall continue the Executive in its employ and the Executive agrees that from and after the Effective Date he shall remain in the employ of Boston Gas, in each case for the period described in Section 4 hereof and upon the other terms and conditions herein provided.

          2. CERTAIN DEFINITIONS: For purposes of this Agreement, the following terms shall have the meanings set forth below:

                     (a) "Cause" shall mean, subject to the provisions of this definition, (i) conviction of the Executive for (or a plea of nolo contendere by the Executive with respect to) a felony, or (ii) an act by the Executive of fraud or dishonesty which has resulted or is likely to result in material economic damage to Boston Gas, Eastern or Eastern's subsidiaries. No purported termination of Executive shall be deemed a termination for Cause unless the Boston Gas Board shall have made a determination that Cause exists nor unless, in the case of Cause asserted under clause (a)(ii) above, the Boston Gas Board shall have given the Executive the opportunity, upon at least thirty (30) days' prior written notice, to appear and be heard with counsel before the Boston Gas Board.

                     (b) "Change of Control" shall mean the occurrence of any of the following after January 1, 1998:

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                               (i)  any  "person"  (as  such  term  is  used  in
                     Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group of "persons" (as so defined), other than Eastern, becomes a beneficial owner directly or indirectly of securities representing twenty-five percent (25 %) or more of the combined voting power of the then outstanding voting securities of Eastern; or

                               (ii) there is consummated a merger or consolidation ("merger") involving Eastern and immediately after such merger the beneficial owners immediately prior to such merger of the then outstanding voting securities of Eastern do not continue to own beneficially at least sixty percent (60 %) of the voting securities of the entity or entities resulting from such merger; or

                               (iii) there is consummated a sale, lease, exchange, spinoff or other transfer (any of the foregoing, a "transfer") of all or substantially all of the assets or business of Eastern and its subsidiaries, other than any such transfer resulting in beneficial ownership of not less than sixty percent (60%) of the assets or business so transferred or not less than sixty percent (60 %) of the voting securities of the entity or entities to which such assets were transferred by the owners immediately prior to the transfer of the then outstanding voting securities of Eastern; or

                               (iv) within any two-year period,  individuals who
                     at the beginning of such period constituted the Board of Trustees of Eastern cease for any reason to constitute a majority thereof; provided, that any trustee who is not in office at the beginning of such two-year period but whose election or nomination for election was approved by a vote of at least two-thirds of the trustees in office at the time of such approval who were either trustees of Eastern at the beginning of such period or who were elected to the Board of Trustees pursuant to an election which was, or for which the nomination for election was, previously so approved shall be deemed to have been in office at the beginning of such two-year period; or

                               (v) Eastern sells or otherwise disposes of all or
                     substantially all of its voting securities of Boston Gas or Boston Gas sells or otherwise disposes of all or substantially all of its assets, excluding in either case any transaction resulting in beneficial ownership of not less than fifty percent (50 %) of the assets or business so transferred or not less than fifty percent (50 %) of the voting securities of the entity or entities to which such assets were transferred by the owners immediately prior to the transfer of the then outstanding voting securities of Eastern.

                    (c) "Code" shall mean the federal  Internal  Revenue Code of
               1986, as amended.

                     (d) "Disability" shall mean the Executive's demonstrated inability, over a continuous period of at least twelve (12) months, to perform the Executive's duties and

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           responsibilities  by reason of a disabling  injury or condition  that would qualify the Executive for benefits under the long term disability program maintained for employees of Boston Gas.

                     (e) "Effective Date" means the earlier of (i) the date on which Eastern enters into a definitive agreement, the transactions contemplated by which will, when consummated, constitute a Change of Control, or (ii) the date which precedes the Change of Control by six
           (6) months.

                     (f) "Good Reason" means any of the following unless promptly, fully and retroactively corrected by Boston Gas (or by Eastern, in the case of any employee or executive benefit, benefit program, incentive program, or perquisite maintained by Eastern) or unless waived in writing by the Executive: (i) any reduction in the annual rate of base salary payable to the Executive below the higher of the annual rate at which base salary is then being paid to the Executive or the annual rate at which base salary was being paid to the Executive immediately prior to the Effective Date; (ii) the elimination of or any reduction in the bonus opportunities made available to the Executive under any bonus or incentive program;
           (iii) the elimination of or any reduction in any other employee or executive benefit, benefit program or perquisite then available to the Executive or the Executive's family or that was available to the Executive or the Executive's family immediately prior to the Effective Date, or any change in any such employee or executive benefit, benefit program or perquisite that would result in additional cost to the Executive or the Executive's family, in each case except for changes in broad-based employee benefit programs (that is, employee benefit programs available to non-officer employees generally as well as officers) that have a similar effect on both officer and non-officer participants generally in such programs; (iv) any material change in the Executive's duties, functions or responsibilities (including without limitation reporting lines); (v) any action resulting in a relocation of the Executive's regular place of employment to a location that is more than thirty-five (35) miles from the place where the Executive was regularly employed immediately prior thereto or immediately prior to the Effective Date; and (vi) any other material breach of this Agreement by Boston Gas or Eastern.

                     (g) "Protected Period" means the period beginning on the Effective Date and ending on the date which follows the related Change of Control by twenty-four (24) months.

          3. POSITION AND RESPONSIBILITIES. During the period of employment hereunder, the Executive agrees to serve Boston Gas in an executive capacity, subject to the terms of this Agreement.

          4. TERM AND DUTIES.


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                     (a) The  period of the  Executive's  employment  under this
           Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period that ends on the last day of the Protected Period.

                     (b) During the period of employment hereunder and except for illness or incapacity and reasonable vacation periods, the Executive's business time, attention, skill and efforts shall be exclusively devoted to the business and affairs of Boston Gas and its subsidiaries; provided, however, that nothing in this Agreement shall preclude the Executive from engaging in the following:

                    (i) serving as a director, trustee or committee member in any company or organization,

                    (ii) delivering    lectures    and    fulfilling    speaking
                         engagements, and

                    (iii) engaging in charitable and community activities,

           provided that such activities do not materially adversely affect or interfere with the performance of the Executive's obligations under this Agreement.

          5. COMPENSATION AND BENEFITS. During the Executive's employment under this Agreement, Boston Gas (or, to the extent provided below, Eastern) shall pay, provide and make available the following:

                     (a) Boston Gas shall pay the Executive base salary at an annual rate that is not less than the annual rate at which base salary was being paid to the Executive by Boston Gas immediately prior to the Effective Date.

                     (b) In addition to the salary payable under subsection (a) above, Boston Gas and Eastern shall provide or make available to the Executive, from and after the Effective Date and during the term of the Executive's employment hereunder, bonus opportunities, benefits, and perquisites not less favorable, and on terms not less favorable, to the Executive than the bonus opportunities, benefits and perquisites provided or made available and on the terms provided or made available to the Executive immediately prior to the Effective Date.

           6. BUSINESS EXPENSE. Boston Gas shall pay or reimburse the Executive for all reasonable travel or other expenses incurred in connection with the performance of the Executive's duties under this Agreement in accordance with such procedures as Boston Gas may from time to time establish.

          7. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement, the Executive's employment under this Agreement may be terminated:

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               (a)  by Boston  Gas for Cause  (but only if such  termination  is accomplished in the manner specified in Section 2(a));

               (b) by Boston Gas other than for Cause pursuant to Section 7(a) and other than on account of Disability or death;

               (c)  by the Executive for Good Reason;

               (d) by the Executive other than for Good Reason, Disability or death; or

               (e) by Boston Gas or the Executive by reason of the Executive's Disability or death.

Except in the case of termination by reason of the Executive's death or termination for Cause pursuant to Section 7(a), any termination by Boston Gas of the Executive's employment under this Agreement shall take effect only after thirty (30) days' prior written notice by Boston Gas to the Executive.

           8. VESTING OF CERTAIN AWARDS AND BENEFITS.1 In the event of a Change of Control, the Executive shall be immediately vested in all shares of restricted stock of Eastern then held by the Executive, and all stock options then held by the Executive that were awarded under Eastern's 1982 Stock Option Plan or 1995 Stock Option Plan (or any successor plan or plans) and that were not then exercisable shall become immediately exercisable. If the Executive's employment under this Agreement shall have terminated or been terminated under
Section 7(b) or Section 7(c) above on or after the Effective Date but before the related Change of Control, the immediately preceding sentence shall be applied by substituting the words "held by the Executive immediately prior to termination of employment" for the words "then held by the Executive." If the Executive's employment under this Agreement shall have terminated or been terminated under Section 7(b) or Section 7(c) above, all of the Executive's stock options (including replacement options, if any, issued in substitution for such stock options in connection with the Change in Control) held by the Executive immediately prior to such termination shall be exercisable for a period that ends not earlier than the earlier of (i) the date on which the option would have expired or terminated had the Executive continued in employment, and (ii) the date which follows the Change of Control by thirteen
(13) months; provided, that clause (ii) of this
------------
           1 In the event of a Change of Control intended to be accounted for as a pooling of interests, the following changes would be made to this Section 8 if similar changes in Eastern's other Officer Change of Control Agreements were determined (by the independent accounting firm serving as Eastern's independent auditors prior to the Change of Control) to be required to preserve the availability of such accounting treatment: (i) the term "Effective Date" as used in this Section 8 would mean the date that precedes the Change of Control by six months, and (ii) the extended exercisability provisions of the third sentence of this Section 8 shall not apply; however, options held by the Executive prior to termination of employment under Section 7(b) or Section 7(c), if termination occurs after the Effective Date but before the Change of Control, would remain exercisable until thirty (30) days following the Change of Control (or, if later, until they would have been exercisable without regard to the provisions of this Section 8), subject to earlier expiration and an accelerated opportunity to exercise if the options are not assumed (and no replacement options are issued) in connection with the Change of Control.

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sentence shall not operate to extend the period of exercisability  for any stock option that is intended to be an "incentive  stock option" within the meaning of
Section 422 of the Code; and further provided, that if stock options are not assumed (and no replacement options are issued) in connection with the Change of Control, Eastern shall provide the Executive the opportunity to exercise all of the stock options then held by the Executive (taking into account the provisions of this sentence) on the same basis as options held by active employees that become exercisable in connection with the Change of Control. The provisions of this Section 8 shall be in addition to, and not in limitation of, any rights that Executive may otherwise have to the vesting of benefits upon a Change of Control. Without limiting the foregoing, this Agreement shall be treated as a "COC Agreement" for purposes of the Eastern Enterprises Supplemental Executive Retirement Plan and the Eastern Enterprises Supplemental Retirement Plan for Certain Officers, each as from time to time amended.

           9. PAYMENTS UPON TERMINATION OF EMPLOYMENT.

                     (a) In the event of any termination of the Executive's employment during the term of this Agreement, if such termination is
           (1) by the Executive pursuant to Section 7(c), above, or (2) by Boston Gas pursuant to Section 7(b) above, Boston Gas shall pay to the Executive the sum of the following amounts within 30 days of such termination (provided, that if such termination of employment occurs after the Effective Date but before the Change of Control, the Executive shall be entitled to the payments described at (i), (ii) and (iii) below only upon consummation of the Change of Control):

                               (i) a lump sum cash  amount  equal to the product
                     of two (2) times the annual rate at which the Executive was being paid base salary immediately prior to such termination or immediately prior to the Effective Date, if greater;

                               (ii) a lump sum cash amount  equal to the product
                     of two (2) times the total target benefit or benefits under the Executive's annual bonus or incentive plan or plans in which the Executive was participating for the period including the date of termination or times the Executive's total target benefit or benefits under the annual bonus or incentive plan or plans in which the Executive was participating for the period including the Effective Date if higher; provided, that for purposes of determining the Executive's target benefit for any portion of an award opportunity as to which no target amount is specified, (A) if the portion of the award opportunity as to which no target benefit is specified is a financial award opportunity, then the target benefit for such portion shall be 662/3% of the maximum award opportunity for such portion, and (B) if the portion of the award opportunity as to which no target benefit is specified is a management objective or "MBO" award opportunity, then the target benefit for such portion shall be 75% of the maximum award opportunity for such portion; and further provided, that the Executive's total target benefit or benefits will equal the sum of the separate portions of the award opportunity as hereinabove determined; and

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                               (iii) a lump sum cash amount equal to the product
                     of the Executive's total target benefit or benefits (as described at paragraph (ii) above, but determined solely by reference to the annual bonus or incentive plan or plans in which the Executive was participating for the period including the date of termination) times a fraction, the numerator of which is the number of days elapsed in such bonus or incentive period prior to the date of termination, and the denominator of which is three hundred sixty-five
                     (365).

           In addition, upon termination of employment Boston Gas shall promptly pay to the Executive any salary, bonuses, or other payments earned by the Executive but not yet paid as of the date of termination.

                               (b)  For a  period  of  twenty-four  (24)  months
                     commencing with the month in which a termination described in (a)(1) or (a)(2) above shall have occurred, the Executive and the Executive's family shall continue to be entitled to participate in Boston Gas's or Eastern's medical, dental, life-insurance, disability and other welfare benefit plans and programs at a level of benefits at least as favorable to the Executive and the Executive's family, and on terms at least as favorable to the Executive and the Executive's family, as were available to the Executive and the Executive's family immediately prior to termination or immediately prior to the Effective Date (whichever is more favorable to the Executive and the Executive's family). For purposes of any such benefit that is based on the Executive's length of employment, the Executive shall be deemed credited with two (2) additional years of employment. For purposes of any such benefit that is based on the Executive's average compensation, the average taken into account shall not be less than the average that would be determined by assuming continued base salary and bonus or incentive payments for a period of two
                     (2) years at the rates described at Section 9(a) above, and for purposes of any such benefit that is based on the Executive's compensation at termination of employment, there shall be taken into account the higher of the Executive's compensation at termination or the Executive's compensation immediately prior to the Effective Date. To the extent the continuation of benefits described in this paragraph cannot be accommodated under the plans or programs of Boston Gas or Eastern then in effect, Boston Gas shall provide for substantially equivalent alternative coverage and benefits for the Executive and the Executive's family. Notwithstanding the foregoing, Boston Gas shall not be obligated to provide a benefit or coverage under the preceding provisions of this paragraph to the extent an equivalent or better benefit or coverage is available to the Executive or the Executive's family, on a basis that is at least as favorable to the Executive and the Executive's family, under a plan or program of another employer. Immediately following the termination of the benefits provided under this Section 9(b) whenever occurring (or at any earlier time subsequent to the termination of employment giving rise to such benefits), Boston Gas shall provide or cause to be provided to the Executive and the

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                     Executive's family retiree health,  dental,  life and other retiree  benefits,  in each case not less favorable (and on
                     terms  not  less   favorable)  to  the  Executive  and  the
                     Executive's   family  than  those   available  to  eligible
                     retirees  and  their  families  under the  retiree  benefit program of similar type (for example, retiree medical benefits or retiree life insurance) as in effect (i) immediately prior to the date of the termination of the Executive's employment if immediately prior to that date the benefits available under that program to eligible retirees and their families were more favorable (and were made available on terms that were more favorable) than the benefits and terms, if any, available to eligible retirees
                     and  their   families  under  that  program  as  in  effect
                     immediately  prior to the  Effective  Date,  or (ii) in all
                     other  cases,  the  Effective  Date;  provided,   that  the
                     Executive and the Executive's family shall be eligible for retiree benefits under this sentence only if the Executive would have been eligible to participate in the retiree program of similar type (as in effect immediately prior to the Effective Date or immediately prior to the termination of the Executive's employment, whichever provided for more liberal eligibility requirements) if (A) such program had continued unchanged and the Executive had continued in employment through the end of the benefits continuation period described in the first sentence of this Section 9(b) (determined without regard to any early termination of such
                     period   attributable  to  benefits  made  available  by  a
                     subsequent employer), and (B) the Executive had then retired. For purposes of applying the immediately preceding sentence, any minimum age requirement applicable to the Executive for participation in a retiree benefit program of Eastern or its subsidiaries shall be deemed satisfied if, as of the end of the benefits continuation period described in the first sentence of this Section 9(b) (determined without regard to any early termination of such period attributable to benefits made available by a subsequent employer), the Executive is or would have been at least age
                     52. Nothing in this paragraph shall be construed as requiring Boston Gas or Eastern to pay severance in addition to the payments and benefits otherwise provided for in this Agreement.

                               (c) If the  Executive  so requests in  connection
                     with a termination described in (a)(1) or (a)(2) above, Boston Gas will pay in accordance with prior practice the costs of an out-placement service used by the Executive as a result of such termination.

                               (d) Upon termination of the Executive's employment under this Agreement for any reason, the Executive shall have the right to purchase the automobile, if any, supplied to the Executive by Eastern or its subsidiaries in connection with the Executive's employment, or any automobile substituted therefor with the Executive's approval, at its "blue book" value.

           10. CERTAIN TAX-RELATED PAYMENTS.


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                               (a) In the event it shall be determined  that any
                     "payment in the nature of compensation" (as that term is used in Section 2806 of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or comparable state or local tax or any interest or penalties with respect to such excise tax or comparable state or local tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then, subject to the following sentence, the cash payments described at Section 9(a)(i), (ii) and (iii) hereof (but
                     excluding,   for  the  avoidance  of  doubt,  any  payments
                     referred to in the last sentence of Section 9(a)) shall be reduced, but not below zero, to the extent (and only to the extent) necessary to avoid the imposition of an Excise Tax. Notwithstanding the foregoing, if the preceding sentence would result in a reduction of more than ten percent (10%) in the Executive's total "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code), or if the reduction described in the preceding sentence would not eliminate the Excise Tax, no reduction shall be made in the payments or benefits due to the Executive under this Agreement or otherwise and instead the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment shall be equal to the sum of the Excise Tax and all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment.

                               (b) If the Executive  determines  that a Gross-Up
                     Payment is required, the Executive shall so notify Boston Gas in writing, specifying the amount of Gross Up Payment required and details as to the calculation thereof. Boston Gas shall, within 30 days, either pay such Gross-Up Payment (net of applicable wage withholding) to the Executive or furnish an unqualified opinion from Independent Tax Counsel (as defined below), addressed to the Executive and Boston Gas, that there is substantial authority (within the meaning of Section 6661 of the Code) for the position that no Gross-Up Payment is required. "Independent Tax Counsel" means a lawyer with expertise in the area of executive compensation tax law, who shall be selected by the Executive and shall be reasonably acceptable to Boston Gas, and whose fees and disbursements shall be paid by Boston Gas.

                               (c) If the Internal  Revenue Service or other tax
                     authority proposes in writing an adjustment to the income tax of the Executive which would result in a Gross-Up Payment, the Executive shall promptly notify Boston Gas in writing and shall refrain for at least thirty days after giving such notice, if so permitted by law, from paying any tax (including interest, penalties and additions to tax) asserted to be payable as a result of such proposed adjustment. Before the expiration of such period, Boston Gas shall either pay the Gross-Up Payment or provide an opinion from Independent Tax Counsel to the Executive and Boston Gas as to whether it is more likely than not that the proposed adjustment would be successfully challenged if the matter were to be litigated. If the opinion provides that a challenge would be more likely than not to be successful if the issue were litigated, and Boston Gas requests in writing that the Executive contest such proposed adjustment, then the Executive shall contest the proposed adjustment and shall consult in good faith with Boston Gas with respect to the nature of all action to be taken in furtherance of the contest of such proposed adjustment; provided that the Executive, after such consultation with Boston Gas, shall determine in his sole discretion the nature of all action to be taken to contest such proposed adjustment, including
                     (A) whether any such action shall initially be by way of judicial or administrative proceedings, or both (B). whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (C) if the Executive shall undertake judicial action with respect to such proposed adjustment, the court or other judicial body before which such action shall be commenced and the court or other judicial body to which any appeals should be taken. The Executive agrees to take appropriate appeals of any judicial decision that would require Boston Gas to pay a Gross-Up Payment, provided Boston Gas requests in writing that the Executive do so and provides an opinion from Independent Tax Counsel to the Executive and Boston Gas that it is more likely than not that the appeal would be successful. The Executive further agrees to settle, compromise or otherwise terminate a contest with the Internal Revenue Service or other tax authority with respect to all or a portion of the proposed adjustment giving rise to the Gross-Up Payment, if requested by Boston Gas in writing to do so at any time, in which case the Executive shall be entitled to receive from Boston Gas the Gross-Up Payment. In no event shall the Executive compromise or settle all or any portion of a proposed adjustment which would result in a Gross-Up Payment without the written consent of Boston Gas, which consent shall not be unreasonably withheld.

                     The Executive shall not be required to take or continue any action pursuant to this Section 10 unless Boston Gas acknowledges its liability under this Agreement in the event that the Internal Revenue Service or other tax authority prevails in the contest. Boston Gas hereby agrees to indemnify the Executive in a manner reasonably satisfactory to the Executive for any fees, expenses, penalties, interest or additions to tax which the Executive may incur as a result of contesting the validity of any Excise Tax and to reimburse the Executive promptly upon receipt of a written demand of the Executive for all costs and expenses which the Executive may incur in connection with contesting such proposed adjustment (including reasonable fees and disbursements of Independent Tax Counsel).

                     If the Executive shall have contested any proposed adjustment as above provided, and for so long as the Executive shall be required under the terms of this Section 10(c) to continue such contest, Boston Gas shall not be required to pay a Gross- Up Payment until there occurs a Final Determination (as defined below) of the liability of the Executive for the tax and any interest, penalties and additions to tax asserted to be payable as a result of such proposed adjustment. A "Final Determination" shall mean (A) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted, the time for filing such appeal has expired or the Executive has no right under the terms hereof to request an appeal, (B) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of the Executive, or (C) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

                               (d) In  the  event  the  Executive  receives  any
                     refund from the Internal Revenue Service or other tax authority on account of an overpayment of Excise Tax, such amount, together with that part of any Gross-Up Payment attributable to such amount, shall be promptly paid by the Executive to Boston Gas.

           11. SOURCE OF PAYMENTS. Except as provided at Section 8 above, all payments provided for under this Agreement shall be paid or provided from the general assets of Boston Gas and its subsidiaries or affiliates (to the extent not provided by insurance). Boston Gas shall not be required to establish a special or separate fund or other segregation of assets to assure such payments. Nothing in this Section, however, shall be construed as restricting Boston Gas's ability to establish or fund a so-called "rabbi trust" or similar arrangement to help Boston Gas meet its liabilities hereunder, provided that the establishment or funding of such a trust or arrangement does not by its terms or by operation of law limit or purport to limit Boston Gas's liabilities hereunder or otherwise adversely affect the Executive.

           12. LITIGATION EXPENSES. In the event of any litigation or other proceeding between Boston Gas or Eastern and the Executive with respect to the subject matter of this Agreement and the enforcement of rights asserted in good faith hereunder, or, in the event of termination of employment pursuant to
Section 7(b) or Section 7(c) above, with respect to any other remuneration or benefits with respect to the Executive (including, without limitation, payments or benefits with respect to the Executive under any qualified or nonqualified pension or retirement agreement, plan, policy, program or arrangement), Boston Gas shall reimburse the Executive for all costs and expenses relating to such litigation or other proceeding, including reasonable attorneys fees and expenses, promptly upon receipt of a written demand therefor and regardless of whether such litigation results in any settlement or judgment or order in favor of any party.

           Notwithstanding any provision of Massachusetts law to the contrary, in no event shall the Executive be required to reimburse Boston Gas or Eastern for any of the costs and expenses relating to such litigation or other proceeding.

          13. INCOME TAX WITHHOLDING. Boston Gas and Eastern may withhold from any payments made under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

           14. CONFIDENTIAL INFORMATION. The Executive agrees that, following any termination of his employment under this Agreement, he will continue to comply with Eastern's policies and procedures regarding confidential information, as that term is hereinafter defined, and will never directly or indirectly use or disclose, except to the Executive's attorney or as required by judicial or regulatory process or order, any confidential information as so defined. For purposes of this paragraph, the term "confidential information" means any and all information (including without limitation information related to the development and implementation of business strategy, financial and operating forecasts, business policies and practices, and all other information related to the future conduct of business) (i) that the Executive has acquired in connection with his employment with Eastern and its subsidiaries,. (ii) that is not generally known or available to others with whom Eastern or its subsidiaries do, or plan to, compete or do business, and (iii) that pertains to the business of, or belongs to, Eastern or its subsidiaries or a person described in clause (ii).

           The Executive acknowledges and agrees that, were he to breach the provisions of this Section 14, the harm to Eastern and its subsidiaries would be irreparable. The Executive therefore agrees that in the event of such a breach or threatened breach, Eastern or its subsidiaries shall have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond. Nothing herein shall prohibit Eastern or its subsidiaries from seeking damages for a breach by the Executive of this Section 14, but neither Eastern nor any other person shall withhold or offset any payments or benefits due or owing to the Executive under the terms of this Agreement or otherwise (including, without limitation, payments or benefits with respect to the Executive under any qualified or nonqualified pension or retirement agreement, plan, policy, program or arrangement), and all such payments and benefits shall be promptly paid or provided to the Executive in accordance with the terms of this Agreement (or such other agreement, plan, policy, program or arrangement, as the case may be) without regard to any breach or alleged or threatened breach by Executive of any provision of this Section 14.

           15. ENTIRE UNDERSTANDING; OTHER SEVERANCE BENEFITS. If the severance pay provisions of Section 5.1 and Section 5.3 of Eastern's Employee Salary and Benefits Protection Plan as amended and restated September 1, 1999 (the "COC Severance Plan") (as such provisions would have applied to the Executive had the Executive been eligible to participate in the COC Severance Plan) would have yielded a larger severance pay amount than that determined under paragraphs (i),
(ii) and (iii) of Section 9(a) of this Agreement, the Executive shall be entitled under Section 9(a) hereof to such greater severance pay amount in lieu of the formula amounts determined under Section 9(a)(i), (ii) and (iii); provided, that such severance pay shall continue to be subject to the other terms of this Agreement. If the benefits continuation provisions of Section 5.2 of the COC Severance Plan (as such provisions would have applied to the Executive and the Executive's family had the Executive been eligible to participate in` the COC Severance Plan) would have provided for continuation of benefits at least as good as those provided under this Agreement but for a longer period of time, the period described in Section 9(b) of this Agreement for the continuation of benefits shall be deemed modified to provide for such longer period of benefits continuation. Subject to the foregoing, this Agreement contains the entire understanding between Eastern, Boston Gas and the Executive with respect to the subject matter hereof and supersedes any prior Change of Control or similar severance or salary continuation agreement between Boston Gas or Eastern (including any of Eastern's subsidiaries other than Boston Gas) and the Executive.

           16. SEVERABILITY. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

           17. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude Eastern or Boston Gas from consolidating or merging into or with, or transferring all or substantially all of its assets to, another person that assumes this Agreement and all obligations and undertakings of Eastern or Boston Gas, respectfully, hereunder. Upon such a consolidation, merger or transfer of assets and assumption, involving Eastern or Boston Gas, the terms "Eastern" and "Boston Gas", respectfully, as used herein shall mean such other person and this Agreement shall continue in full force and effect.

           18. SURVIVAL OF OBLIGATIONS. The obligations of Eastern and Boston Gas under this Agreement shall survive the termination for any reason of this Agreement (whether such termination is by Eastern, by Boston Gas, by the Executive, upon the expiration of this Agreement or otherwise).

           19. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified, postage prepaid with return receipt requested, as follows:

                     (a)       To Eastern:

                               Eastern Enterprises
                               9 Riverside Road
                               Weston, MA 02493

                            Attention: Legal Department

                     (b)    To Boston Gas:

                            Boston Gas Company
                            One Beacon Street
                            Boston, MA 02108
                            Attention: Legal Department (with a copy to Eastern)

                     (c)    To the Executive:

                            Joseph F. Bodanza
                            376 Commercial Street, #2G
                            Boston, MA 02109

or to such other address as either party shall have previously specified in writing to the other pursuant to this Section 19.

           20. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          21. BINDING AGREEMENT. This Agreement shall be binding upon (subject to Section 25(a)) and shall inure to the benefit of the Executive, Eastern and Boston Gas and their respective successors and assigns.

           22. MODIFICATION AND WAIVER.

                     (a) Prior to the Effective Date this Agreement may be modified, amended or terminated by the Board of Trustees of Eastern. From and after the Effective Date this Agreement may not be modified, amended or terminated except by an instrument in writing signed by the parties hereto.

                     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          23. HEADINGS OF NO EFFECT. The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

          24. GOVERNING LAW. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to the choice of law provisions in effect in such State.

           25. MISCELLANEOUS.

                     (a) Eastern shall be liable under this Agreement solely with respect to its obligations under Sections 5, 8, 9 and 21 hereof.

                     (b) Reference is hereby made to the declaration of trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of State of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the trustees under said declaration as trustees and not personally, and no trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

           IN WITNESS WHEREOF, Eastern and Boston Gas have caused this Agreement to be executed by their respective officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first above written.


                                               EASTERN ENTERPRISES

                                               By:
                                               -----------------------------


                                               BOSTON GAS COMPANY

                                               By:
                                               -----------------------------


                                               -----------------------------
                                               Joseph F. Bodanza